Exhibit 99.1

McGrath RentCorp Elects M. Richard Smith to Board of Directors

LIVERMORE, Calif.--(BUSINESS WIRE)--July 30, 2010--McGrath RentCorp (NASDAQ:MGRC) today announced M. Richard (Rick) Smith has been elected to the Company’s Board of Directors. The election brings the Board membership to seven directors. Mr. Smith will also serve on the Board’s Governance and Nominating Committee and the Compensation Committee.

“We are very pleased to welcome Rick to our Board,” said Ronald Zech, Chairman of the Board. “His nearly 25 years of executive level experience in corporate development, business operations, the energy industry, and past public and private company board service will be a valuable complement to McGrath RentCorp’s Board.”

Mr. Smith also serves as a member of the Board of Directors of Insituform Technologies, Inc (NASDAQ:INSU), a leading provider of pipeline rehabilitation products and services, Sithe Global Power, LLC, an international power development company, and SkyFuel, Inc., a solar thermal power technology and service provider. Mr. Smith previously served as Senior Vice President of Bechtel and President of its Fossil Power business unit where he managed Bechtel's global fossil power engineering and construction activities until 2007. This position culminated a 26 year career with Bechtel. During that tenure, he also served as Chief Executive Officer of Intergen, a joint venture between Shell and Bechtel, from 2004 to 2005. From 1992 to 2000, Mr. Smith was at a PG&E joint venture and at PG&E Corporation where he was responsible for all corporate development activities.

Mr. Smith holds a Bachelor of Science in Aerospace Engineering from Auburn University, a Master of Science in Mechanical Engineering from Northeastern University, and a Master of Business Administration from Golden Gate University.

ABOUT MCGRATH RENTCORP

Founded in 1979, McGrath RentCorp is a diversified business-to-business rental company. Under the trade name Mobile Modular Management Corporation (Mobile Modular), it rents and sells modular buildings to fulfill customers’ temporary and permanent classroom and office space needs in California, Texas, Florida, North Carolina, Georgia, Maryland, Virginia and Washington, D.C. The Company’s TRS-RenTelco division rents and sells electronic test equipment and is one of the leading rental providers of general purpose and communications test equipment in the Americas. In 2008, the Company purchased the assets of Adler Tank Rentals, a New Jersey based supplier of rental containment solutions for hazardous and nonhazardous liquids and solids with operations today in the Northeast, Mid-Atlantic, Midwest, Southeast, Southwest and West. Also, in 2008, under the trade name TRS-Environmental, the Company entered the environmental test equipment rental business serving the Americas. In 2008, the Company also entered the portable storage container rental business in Northern California under the trade name Mobile Modular Portable Storage, and in 2009 expanded this business into Southern California, Texas and Florida. For more information on McGrath RentCorp and its operating units, please visit our websites:

Corporate – www.mgrc.com
Tanks and Boxes – www.AdlerTankRentals.com
Modular Buildings – www.MobileModularRents.com
Portable Storage – www.MobileModularRents-PortableStorage.com
Electronic Test Equipment – www.TRS-RenTelco.com
Environmental Test Equipment – www.TRS-Environmental.com
School Facilities Manufacturing – www.Enviroplex.com

CONTACT:
McGrath RentCorp
Dennis C. Kakures, 925-606-9200
Chief Executive Officer